press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	January 26, 2009		716-687-4225

MOOG REPORTS 9% INCREASE IN EARNINGS PER SHARE

Moog Inc. (NYSE: MOG.A and MOG.B) today announced first quarter earnings of $30.3 million and earnings per share of $.70, up 9% from the $.64 of last year’s first quarter.  Sales of $446 million were level with a year ago.

Aircraft segment sales of $163 million were up slightly from last year.  Increased sales for military products offset reduced commercial sales to Boeing.  Military aircraft sales of $106 million were up 16%.  Sales on the V-22 Tilt Rotor aircraft, the F-35 Joint Strike Fighter and the Indian Light Combat Aircraft were all higher than last year.  In addition, the military aftermarket at $30 million was up 11% from a year ago.

Commercial aircraft sales of $58 million were down 16% primarily as a result of the strike at Boeing.  Sales on business jets were also down somewhat, but the commercial airplane aftermarket maintained the same sales level as last year.

Space and Defense sales of $71 million were up a remarkable 24%.  This was the strongest quarter for the Space and Defense segment in Company history.  Sales of defense control products were up 39% to $28 million reflecting another large order for the QuickSet Driver’s Vision Enhancer product.  Sales of the legacy products which include controls for satellites, launch vehicles and missiles were up 14% to $29 million.  The Constellation programs generated $4 million in revenue, an increase of 19% from a year ago.

Industrial segment sales of $110 million were down 10%.  European and Asian manufacturers of plastics-making machinery, metal-forming and steel-making equipment have reduced their requirements for the Company’s controls as a result of the global economic slowdown.   The two bright spots in the Industrial market were in power generation and motion simulators.  Sales of power generation products at $13 million were up 23%.  The motion simulator business was also up in the quarter.  Sales of $19 million were up 26%.

Components Group sales of $82 million were up 2% from a year ago.  Sales of aircraft and defense products were up 9% to $46 million.  The largest sales increase was on the Northrop Grumman Guardian, a system which protects aircraft from shoulder-fired missiles. Marine sales at $10 million were up 14%.  These increases offset a 12% decline in sales of medical and industrial components.

The Medical Devices segment was also impacted by the recession.  Sales at $20 million were down 26% from last year.  Pump sales at $6 million were about half of last year’s level.  Sales of ultrasonic sensors and surgical handpieces were also down about a third.  The one positive in this segment was in sales of administration sets which, at $9 million, were up 20%.  Administration sets are disposable and used every time a pump is energized.  The demand is related to pump use and continues in spite of the economy.

Twelve-month consolidated backlog at December 27, 2008 was $878 million, up $38 million, or 5%, from a year ago.

The Company has updated its guidance for fiscal ’09 and is now projecting sales of $1.947 billion, net earnings of $120.5 million and earnings per share of $2.80.

“This quarter was a reasonable start to what we expect to be a challenging year,” said R. T. Brady, Chairman and CEO.  “Sales were strong in our Aerospace and Defense segments, but our Industrial segment and our Components Group are feeling the effects of the global economic slowdown.  In spite of the economy, though, we’re forecasting total sales, net earnings and earnings per share all slightly above what we achieved in fiscal ’08.  If we’re able to do that in this economy, it will be a real accomplishment.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.  Additional information about the company can be found on its website, www.moog.com.

Cautionary Statement

Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities, (xx) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xxi) the possibility that litigation may result unfavorably to us, (xxii) our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology, (xxiii) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations, (xxiv) the cost of compliance with environmental laws, (xxv) the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments, (xxvi) the inability to utilize amounts available to us under our credit facilities given uncertainties in the credit markets and (xxvii) our customer’s inability to pay us due to adverse economic conditions or their inability to access available credit. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

MOOG INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended
	December 27, 2008	December 29, 2007

Net sales	$446,088	$446,407
Cost of sales	308,240	298,777
Gross profit	137,848	147,630

Research and development	25,130	24,092
Selling, general and administrative	69,199	71,282
Interest	9,601	9,712
Equity in earnings of LTi and other	(2,455)	114
	101,475	105,200

Earnings before income taxes	36,373	42,430

Income taxes	6,103	14,755

Net earnings	$30,270	$27,675

Net earnings per share
Basic	$0.71	$0.65
Diluted	$0.70	$0.64

Average common shares outstanding
Basic	42,607,289	42,485,328
Diluted	42,986,088	43,258,660

MOOG INC.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended
	December 27, 2008	December 29, 2007
Net Sales
Aircraft Controls	$163,149	$159,581
Space and Defense Controls	71,382	57,347
Industrial Systems	110,035	122,733
Components	81,504	79,587
Medical Devices	20,018	27,159
Net sales	$446,088	$446,407

Operating Profit and Margins
Aircraft Controls	$13,500	$15,088
	8.3%	9.5%
Space and Defense Controls	13,580	6,700
	19.0%	11.7%
Industrial Systems	11,499	17,893
	10.5%	14.6%
Components	15,001	14,836
	18.4%	18.6%
Medical Devices	(2,224)	3,587
	(11.1)%	13.2%
Total operating profit	51,356	58,104
	11.5%	13.0%

Deductions from Operating Profit
Interest expense	9,601	9,712
Equity-based compensation expense	2,589	1,628
Corporate expenses and other	2,793	4,334
Earnings before Income Taxes	$36,373	$42,430

MOOG INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 27, 2008	September 27, 2008

Cash	$118,417	$86,814
Receivables	484,748	517,361
Inventories	425,366	408,295
Other current assets	84,904	77,915
Total current assets	1,113,435	1,090,385
Property, plant and equipment	428,889	428,120
Goodwill and intangible assets	633,091	635,490
Other non-current assets	80,115	73,252
Total assets	$2,255,530	$2,227,247

Notes payable	$12,187	$7,579
Current installments of long-term debt	1,402	1,487
Contract loss reserves	21,781	20,536
Other current liabilities	326,929	347,491
Total current liabilities	362,299	377,093
Long-term debt	698,924	661,994
Other long-term liabilities	193,160	193,750
Total liabilities	1,254,383	1,232,837
Shareholders' equity	1,001,147	994,410
Total liabilities and shareholders' equity	$2,255,530	$2,227,247